Exhibit 23.3
Financial Strategies Consulting Group, LLC

Telephone 925.283.5774
3650 Mount Diablo Blvd., Suite 210	Facsimile 925.283.5103
Lafayette, CA 94549	www.fscg.com
December 4, 2007
Mr. Martin Kovacich
Chief Financial Officer
Sonics, Inc.
1098 Alta Avenue, Suite 101
Mountain View, CA 94043-1206

Re:	Written consent to reference Financial Strategies Consulting Group, LLC valuation in
Form S-1 filing of Sonics, Inc.
Dear Mr. Kovacich:
We hereby consent to the inclusion in the registration statement on Form S-1 of Sonics, Inc. for the registration of shares of its common stock and any amendments thereto (the “Registration Statement”) of references to our reports relating to the valuation of the common equity of Sonics, Inc. and to references to our firm’s name therein.
In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder. The analyses and conclusions should not be construed, in whole or in part, as investment advice by anyone.
Sincerely,

Financial Strategies Consulting Group, LLC
By:	/s/ Gregory S. Ansel
Gregory S. Ansel
Principal

/s/ Michael J. Ruane
Michael J. Ruane
Director